Filed Pursuant to 424(b)(3)
                                            Registration No. 333-43149

                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.

          First Supplement to Prospectus dated January 31, 2000
            __________________________________________________


     As originally provided in the Prospectus, the Company issued to
D. H. Blair Investment Banking Corp. ("Blair") a warrant dated January 1, 1995, ("Blair Warrant") to purchase up to 75,000 shares of Common Stock, in connection with an extension of a promissory note. The Blair Warrant was partially assigned to the following officers and directors of Blair as follows: a warrant for the purchase of 28,000 shares of Common Stock was assigned to J. Morton Davis; a warrant for the purchase of 28,000 shares of Common Stock was assigned to Esther Stahler; a warrant for the purchase of 7,000 shares of Common Stock was assigned to Ruki Renov; and, a warrant for the purchase of 5,000 shares of Common Stock was assigned to Martin Bell. Blair was left with a warrant ("Blair Remainder Warrant") for the purchase of 7,000 shares of Common Stock. The shares of Common Stock are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus. Pursuant to anti-dilution adjustments provided for in such warrant, the exercise price of the Blair Warrant was reduced in 1996 from $2.375 per share of Common Stock to $1.9360 per share of Common Stock and such exercise price was subject to further reduction as a result of transactions occurring after the 1996 adjustment. On January 6, 2000, Davis, Renov and Bell assigned all of their portions of the Blair Warrant back to Blair and Stahler assigned a portion of the Blair Warrant back to Blair allowing the purchase of 20,000 shares of Common Stock. Also on January 6, 2000, the Blair Warrant was amended to (i) reduce the exercise price thereof from $1.9360 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from December 31, 1999 to January 14, 2000. Such warrant was not otherwise amended.

     As originally provided in the Prospectus, the Company issued to JW Genesis Financial Corp. ("Genesis") (f/k/a JW Charles Financial Services, Inc.) a warrant dated June 9, 1997 ("Genesis Warrant"), to purchase up to 100,000 shares of Common Stock, in connection with the RBB Series 4 Private Placement. On January 6, 2000, Genesis assigned a portion of the Genesis Warrant ("Mannion Warrant") allowing the purchase of 50,000 shares of Common Stock to Paul T. Mannion ("Mannion") and the Mannion Warrant was amended to provide that the exercise price thereof was reduced from $1.50 per share of Common Stock to $1.00 per share of Common Stock if exercised prior to February 10, 2000. Such warrant was not otherwise amended.

     Effective February 9, 2000, Genesis assigned the 1996 Genesis Warrant in its entirety to Mannion. The shares of Common Stock issuable upon exercise of the 1996 Genesis Warrant are covered by the 1996
Registration Statement.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 50 of the Prospectus by (i) adding Paul T. Mannion as a Selling Shareholder,
(ii) adjusting the offering and beneficial ownership information applic-able to JW Genesis, to account for the partial assignment by Genesis of the Genesis Warrant and the assignment by Genesis of the 1996 Genesis Warrant, (iii) adjusting the offering information applicable to Davis, Stahler, Revov and Bell to account for their assignments of portions of the Blair Warrant, (iv) adjusting the offering information applicable to Blair to account for the assignment to Blair of various portions of the Blair Warrant. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Shareholders listed below, the Selling Security Holders table set forth at page 50 of the Prospectus remains unchanged.

                                                       Common
                             Common                     Stock      Percentage of
                              Stock                  Beneficially  Common Stock
                           Beneficially   Common        After      Owned After
                              Owned        Stock      Completion   Completion
                             Prior to      Being          of           of
Selling Stockholder          Offering     Offered      Offering     Offering
____________________        ____________   ________   ___________   _____________

JW Genesis Financial Corp.   400,000       400,000        -              -

Paul T. Mannion              162,500        50,000     112,500           *

D.H. Blair Investment        291,701        74,000     217,701          1.1%
Banking Corp.

J. Morton Davis              371,701           -       371,701          1.8%

Esther Stahler                 8,000         8,000        -              *

Ruki Renov                      -             -           -              *

Martin A. Bell                  -             -           -              *
______________________

* Less than 1.0%.

 February 18, 2000.